Exhibit 99.1

Financial Information

On August 30, 2022, BeiGene, Ltd. (the “Company”) filed its 2022 Interim Report for the six months ended June 30, 2022 (the “STAR Interim Report”) with the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange, which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the Peoples’ Republic of China (the “PRC” and the “PRC Securities Laws”). The STAR Interim Report is available to the public in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the STAR Interim Report contains additional financial information of the Company regarding the Company’s research and development expenses allocated by key products and other research and development projects for the six months ended June 30, 2022 (the “Reporting Period”), prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations (together with CAS, “PRC GAAP”).  The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission, are summarized below.

Key Differences between PRC GAAP and U.S. GAAP

Share-based Compensation

Under U.S. GAAP, the Company elects to recognize share-based compensation expenses using the straight-line method for all employee equity awards granted with graded vesting based on service conditions, provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested as of that date.

Under PRC GAAP, the Company recognizes share-based compensation expense using the accelerated method for all employee equity awards granted with graded vesting.

Tax benefits and deficiencies on share-based compensation

Under U.S. GAAP, deferred taxes are calculated based on the cumulative share-based compensation expense recognized in the financial statements, and ASC 2016-09 requires all excess tax benefits and tax deficiencies to be recorded as income tax expense or benefit in the statement of operations, rather than in shareholders’ equity.

Under PRC GAAP, deferred taxes are calculated based on the estimated tax deduction determined at each reporting date. If the tax deduction exceeds cumulative compensation cost for an individual award, tax benefits on the excess are credited to shareholders’ equity. If the tax deduction is less than or equal to cumulative compensation cost for an individual award, tax expenses are recorded in the statement of operations.

Leasing

Under U.S. GAAP, as a lessee, the Company recognizes a lease liability based on the present value of the total remaining lease payments, and a corresponding right-of-use assets under U.S. GAAP. The Company subsequently recognizes operating lease expenses on a straight-line basis over the lease term.

PRC GAAP requires lessees to present interest expenses on the lease liability and depreciation on the right-of-use assets separately in the statements of operations. The combination of a straight-line depreciation of the right-of-use assets and the effective interest rate method applied to the lease liability will result in a higher total charge to profit or loss in the initial years of the leases and decreasing expenses during the latter part of the lease term.

Research and Development Expenses Allocated by Key Products and Other R&D Projects

As required by the PRC Securities Laws, the STAR Interim Report contains financial information regarding the research and development (“R&D”) expenses allocated by key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

Pipeline Products/ Projects	Six Months Ended June 30, 2022	Implementation
Zanubrutinib	70,985	Clinical stage
Tislelizumab	47,002	Clinical stage
Pamiparib	6,045	Clinical stage
Ociperlimab (BGB-A1217)	57,825	Clinical stage
Bcl-2 (BGB-11417)	9,421	Clinical stage
OX40 (BGB-A445)	3,857	Clinical stage
Other R&D projects	36,874	Clinical / preclinical stage
R&D collaboration projects	46,789	N/A
Subtotal of external R&D expenses	278,798
Internal R&D expenses	489,324
Total	768,122